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                                 EMPLOYMENT AGREEMENT


     This Agreement is made as of July 14, 1997 by and between PAPER WAREHOUSE, INC., a Minnesota corporation (the "Company"), and CHERYL W. NEWELL (the "Executive").

                                 W I T N E S S E T H

     WHEREAS, the Company desires to employ Executive in accordance with the terms and conditions stated in this Agreement; and

     WHEREAS, Executive desires to accept that employment pursuant to the terms and conditions of this Agreement;

     NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:

I.   EMPLOYMENT

     1.1 EMPLOYMENT AS CHIEF FINANCIAL OFFICER. The Company hereby employs Executive as Chief Financial Officer and Executive accepts such employment pursuant to the terms of this Agreement. Executive shall report to the Company's President and Chief Executive Officer. The Executive will perform those duties which are usual and customary for a chief financial officer of a party goods retailer. Executive shall be employed at the Company's corporate offices. She shall perform her duties in a manner reasonably expected of a chief financial officer of a party goods retailer.

     1.2 TERM. Employment shall be for a term commencing not later than August 1, 1997 and continuing until Executive's employment terminates pursuant to Article III hereof.

II.  COMPENSATION, BENEFITS AND PERQUISITES

     2.1 BASE SALARY. During the term and effectiveness of this Agreement, the Company shall pay Executive an annualized base salary ("Base Salary") at the annual rate of One Hundred Fifteen Thousand Dollars ($115,000). The Base Salary shall be payable in equal installments in the time and manner that other employees of the Company are compensated. The Board of Directors of the Company will review the Base Salary at least annually, and may, in its sole discretion increase it to reflect performance, appropriate industry guideline data or other factors.

     2.2 BONUS COMPENSATION. In addition to Base Salary, Executive shall have the opportunity to earn additional compensation based upon the Company and Executive achieving certain results articulated in the Senior Management Group Compensation Plan, which the parties intend to finalize within sixty (60) days of the execution of this Agreement.


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     2.3    STOCK OPTION.  In the event the company makes an initial public offering of its stock, Executive shall receive, pursuant to the Company Employee Stock Option Plan, incentive stock options equal to four hundred fifty (450) shares of the Company's capital stock which is issued and outstanding as of the date of this Agreement. The number of stock options shall be adjusted for all stock splits and stock dividends. Stock options will have a strike price equal to the initial public offering price per share.

     2.4 EMPLOYEE BENEFITS. Executive shall be entitled to the vacation and other benefits which the Company provides to its other executives under its employee benefit plans for employees with ten (10) years of service.
Executive's participation in such benefit plans shall be on the same basis as applies to other executives of the Company. Executive shall pay any contributions which are generally required of executives to receive any such benefits. Executive shall be reimbursed up to Two Hundred Forty Dollars ($240) a month for Executive's membership in a private club of Executive's choice. The Company shall further reimburse Executive for COBRA expenses incurred by Executive, while such COBRA expenses are necessary to satisfy the pre-existing conditions limitation under the Company's health insurance plan, up to a maximum cumulative reimbursement of Three Thousand Dollars ($3,000) and for a maximum duration of six (6) months following the effective date of employment.

III. TERMINATION OF EXECUTIVE'S EMPLOYMENT

     3.1 TERMINATION OF EMPLOYMENT. Executive's employment under this Agreement may be terminated by the Company or Executive at any time for any reason; provided, however, that if Executive's employment is terminated by the Company during the first eighteen months (18) of the term of this Agreement for disability or a reason other than for cause as defined in Section 3.2 below, she shall continue to receive her Base Salary under Section 2.1 for a period ending on the earlier of (i) twelve months from the date of termination or (ii) eighteen (18) months after execution of this Agreement. Executive's employment under this Agreement may be terminated by Executive at any time for any reason. The termination shall be effective as of the date specified by the party initiating the termination in a written notice delivered to the other party, which date shall not be earlier than the date such notice is delivered to the other party. This Agreement shall terminate in its entirety immediately upon the death of Executive. Except as expressly provided to the contrary in this section or applicable law, Executive's rights to pay and benefits shall cease on the date her employment under this Agreement terminates.

     3.2 CAUSE. For purposes of this Article III, "cause" shall mean only the following: (i) commission of a felony; (ii) theft or embezzlement of Company property or commission of similar acts involving moral turpitude; or
(iii) the failure by Executive to substantially perform her material duties under this Agreement (excluding nonperformance resulting from Executive's disability) which willful failure is not cured within thirty (30) days after written notice from the Board of Directors of the Company specifying the act of willful nonperformance or within such longer period (but no longer than ninety
(90) days in any event) as is reasonably required to cure such willful nonperformance. Notwithstanding the foregoing, Executive shall not be deemed to


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have been terminated for "cause" unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of the Board at a meeting of the Board called and held for this specific purpose.

     3.3 DISABILITY. If Executive has become disabled such that she cannot perform the essential functions of her job with or without reasonable accommodation, and the disability has continued for a period of more than ninety
(90) days, the Board of Directors of the Company may, in its discretion, terminate her employment under this Agreement. Upon any such termination for disability, Executive shall be entitled to such disability, medical, life insurance, and other benefits as may be provided generally for disabled employees of the Company during the period she remains disabled.

     3.4 NOTICE. Executive must provide the Company with at least 30 days written notice if Executive desires to terminate her employment under this Agreement.

IV.  CONFIDENTIALITY

     4.1 PROHIBITIONS AGAINST USE. Both parties to this Agreement acknowledge and agree that during the term of this Agreement they may have access to various trade secrets and confidential business information ("Confidential Information") of each other. Each party agrees that it shall use such Confidential Information solely in connection with Executive's obligations under this Agreement and shall maintain in strictest confidence and shall not disclose any such Confidential Information, directly or indirectly or use such information in any other way during the term of this Agreement or for a period of one (1) year after the termination of this Agreement. The parties further agree to take all reasonable steps necessary to preserve and protect the Confidential Information. The provisions of this Section shall be equally applicable to each parties' officers, directors, agents or employees. The provisions of this Section shall not apply to information which (i) was in possession of a party prior to receipt from the other party, or (ii) is or becomes generally available to the public other than as a result of a disclosure by a party, its directors, officers, employees, agents or advisors, or (iii) becomes available to a party from a third party having the right to make such disclosure.

     4.2 REMEDIES. Executive acknowledges that the Company's remedy at law for any breach or threatened breach by Executive of Section 4.1 will be inadequate. Therefore, the Company shall be entitled to injunctive and other equitable relief restraining Executive from violating those requirements, in addition to any other remedies that may be available to the Company under this Agreement or applicable law.

V.   NON-COMPETITION

     5.1 AGREEMENT NOT TO COMPETE. Executive agrees that, on or before the date which is two (2) years after the date Executive's employment under this Agreement terminates, she will


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not, unless she receives the prior approval of the Board of Directors of the
Company, directly or indirectly engage in any of the following actions:

            (a) Own an interest in (except as provided below), manage, operate, join, control, lend money or render financial or other assistance to, or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any entity whose products or services could be considered part of the party goods industry. However, nothing in this subsection (a) shall preclude Executive from holding less than one percent of the outstanding capital stock of any corporation required to file periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the securities of which are listed on any securities exchange, quote on the National Association of Securities Dealers Automated Quotation System or traded in the over-the-counter market.

            (b) Intentionally solicit, endeavor to entice away from the Company, or otherwise interfere with the relationship of the Company, any person who is employed by or otherwise engaged to perform services for the Company (including, but not limited to, any independent sales representatives or organizations), whether for Executive's own account or for the account of any other individual, partnership, firm, corporation or other business organization.

If the scope of the restrictions in this section are determined by a court of competent jurisdiction to be too broad to permit enforcement of such restrictions to their full extent, then such restrictions shall be construed or rewritten (blue-lined) so as to be enforceable to the maximum extent permitted by law, and Executive hereby consents, to the extent she may lawfully do so, to the judicial modification of the scope of such restrictions in any proceeding brought to enforce them.

VI.  MISCELLANEOUS

     6.1 AMENDMENT. This Agreement may be amended only in writing, signed by both parties.

     6.2 ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties with regard to all matters contained herein. There are no other agreements, conditions or representations, oral or written, expressed or implied, with regard thereto. This Agreement supersedes all prior agreements relating to the employment of Executive by the Company.

     6.3 ASSIGNMENT. This Agreement shall be binding upon, and shall inure to the benefit of the parties and their respective successors, assigns, heirs and personal representatives and any entity with which the Company may merge or consolidate or to which the Company may sell substantially all of its assets.


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     6.4    NOTICES.  Any notice required to be given under this Agreement shall be in writing and shall be delivered either in person or by certified or registered mail, return receipt requested. Any notice by mail shall be addressed as follows:

                 If to the Company, to:

                 Paper Warehouse, Inc.
                 7630 Excelsior Boulevard
                 Minneapolis, MN 55426
                 Attention: Yale T. Dolginow

                 If to Executive, to:

                 Cheryl W. Newell
                 18417 Beaverwood Hill
                 Minnetonka, MN 55345

or to such other addresses as either party may designate in writing to the other party from time to time.

     6.6 WAIVER OF BREACH. Any waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

     6.7 SEVERABILITY. If any one or more of the provisions (or portions thereof) of this Agreement shall for any reason be held by a final determination of a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions (or portions of the provisions) of this Agreement, and the invalid, illegal or unenforceable provisions shall be deemed replaced by a provision that is valid, legal and enforceable and that comes closest to expressing the intention of the parties hereto.

     6.8 GOVERNING LAW. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Minnesota, without giving effect to conflict of law principles.

     6.9 ARBITRATION. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement or the breach of any exhibits attached to this Agreement shall be settled by arbitration in accordance with the Employee Arbitration Rules of the American Arbitration Association, and a judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The arbitration award shall be subject to review only in the manner provided in the Uniform Arbitration Act as adopted in Chapter 572, Minnesota Statutes, as the Act is amended at the time of submission of the issue to arbitration.


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The arbitrator(s) shall have the authority to award the prevailing party its costs and reasonable attorney's fees which shall be paid by the non-prevailing party. In the event the parties hereto agree that it is necessary to litigate any dispute hereunder in a court, the non-prevailing party shall pay the prevailing party its costs and reasonable attorney's fees. Notwithstanding anything in this Section 6.9 to the contrary, Executive shall be entitled to seek specific performance of Executive's rights to be paid until the date of termination during the pendency of any dispute or controversy arising under or in connection with this Agreement or exhibits attached to this Agreement. Further, the Company shall be entitled to seek an injunction or restraining order in a court of competent jurisdiction to enforce the provision of Article IV and Article V.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth above.

                             PAPER WAREHOUSE, INC.


                             BY   s/ YALE T. DOLGINOW
                                  ---------------------------------------
                                  YALE T. DOLGINOW
                                  PRESIDENT AND CHIEF EXECUTIVE OFFICER


                             s/ CHERYL W. NEWELL
                             --------------------------------------------
                             CHERYL W. NEWELL


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